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                      [LETTERHEAD OF BELL, BOYD & LLOYD]

                              September 26, 1996


National Surgery Centers, Inc.
35 E. Wacker Drive, Suite 2800
Chicago, Illinois  60601

                Re:  Registration Statement on Form S-1
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Gentlemen:

     We have acted as counsel for National Surgery Centers, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-1 (the "Registration Statement") relating to the registration of 2,415,511 shares of common stock, par value $0.01 per share, of the Company (the "Primary Shares"), and 746,989 shares of common stock, par value $0.01 per share, of the Company being sold by certain stockholders (the "Selling Stockholders") of the Company (the "Secondary Shares"). The Primary Shares and the Secondary Shares are sometimes referred to collectively herein as the "Shares." The Primary Shares are proposed to be issued and sold by the Company to a group of underwriters (the "Underwriters") for resale pursuant to an underwriting agreement (the "Underwriting Agreement"), including a total of up to 412,500 of the Shares which may be issued and sold by the Company pursuant to an over-allotment option granted to the Underwriters. The Secondary Shares are proposed to be sold by the Selling Stockholders to the Underwriters for resale pursuant to the Underwriting Agreement.

     We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Primary Shares and the proposed sale of the Secondary Shares and have examined such corporate and other records, documents, instruments, certificates and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated in and validly existing under the laws of the State of Delaware.
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National Surgery Centers, Inc.
September 26, 1996
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     2.  The Primary Shares are legally authorized and, upon issuance and delivery thereof to the Underwriters in accordance with the terms of the Underwriting Agreement and the receipt by the Company of the purchase price therefor, will be legally issued, fully paid and nonassessable.

     3. The Secondary Shares are legally authorized, legally issued, fully paid and nonassessable.

     Our opinion expressed herein is limited to the laws of the State of Delaware and of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.


                           Very truly yours,



                           /s/ Bell, Boyd & Lloyd